EXHIBIT 99.1

GLOBAL MOBILETECH, INC. ANNOUNCES THIRD QUARTER FISCAL 2011 FINANCIAL RESULTS

Fourth Consecutive Quarter of Profitability

SPOKANE, WA – May 25, 2011 – Global MobileTech, Inc. (OTCBB: GLMB) today announced its third quarter fiscal 2011 financial results. For the third quarter of fiscal 2011, the Company reported revenues of $8.09 million and income before tax of $873,838, compared to revenues of $8.18 million and income before tax of $708,906 in the second quarter of fiscal 2011.

KEY HIGHLIGHTS

                                                        Three Months Ended              Nine Months Ended

                                                            March 31, 2011                             March 31, 2011

Revenues                                                   $ 8,094,496                        $  24,332,208

Gross Profit                                                   1,253,243                             3,766,844

Income Before Tax                                            873,838                             2,473,596

Net Income                                                      738,773                             1,934,194

Basic earnings per share                                        0.22                                     0.68

Diluted earnings per share                                      0.20                                     0.65

Our mobile VoIP communications and mobile advertising business segment accounted for approximately 70% of our total revenues with the balance from the renewable energy segment.

For the third quarter of fiscal 2011, gross profit was $1.25 million compared to $1.27 million in the second quarter of fiscal 2011. Gross profit of our mobile VoIP communications and mobile advertising segment was $773,578 or 62% of our total gross profit while gross profit from our renewable energy segment was $479,665 or 38%. Gross profit margin from the renewable energy segment was 20% compared to 14% from the mobile VoIP communications and mobile advertising segment.

Income before tax for the three months ended March 31, 2011 totaled $873,838 compared to $708,906 for the three months ended December 31, 2010. Operating profit margin of 8.8% was recorded for our renewable energy segment compared with 11.6% for the mobile VoIP communications and mobile advertising segment. For the third fiscal quarter, net income was $738,773 while net income for the nine months ended March 31, 2011 was $1,934,194.

About Global MobileTech, Inc.

Global MobileTech, Inc. (“GLMB”) based in Spokane, WA with Asian operations located in Malaysia, is engaged in the provision of renewable energy, mobile VoIP communications and mobile advertising applications and services. The Company’s operations are organized under two business segments. The first segment handles the development and sale of mobile Voice over Internet Protocol or VoIP communications and mobile advertising applications. The second segment is involved in the design, integration, marketing and sale of solar photovoltaic or PV-wind and solar PV-biomass hybrid power generation applications. The biomass used in the power generation system includes oil palm bio-wastes and forest residues. The target market for GLMB’s products and services include customers from Asia, Europe and the United States. For more information, please visit www.globalmobiletech.com. Information on our website does not comprise a part of this press release.

Safe Harbor Statement:

Information contained in this press release includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can be identified by the use of forward-looking terminology such as "believes," "expects," "is expected," "intends," "may," "will," "should," "anticipates," "plans" or the negative thereof. These forward-looking statements often include forecasts and projections for future revenue and/or profits and are subject to revision and are not based on audited results. The Company does not undertake to update, revise or correct any forward-looking statements. Investors are cautioned that current results are not necessarily indicative of future results, and actual results may differ from projected amounts. For more complete information concerning factors that could affect the Company's results, reference is made to the Company's registration statements, reports and other documents filed with the Securities and Exchange Commission.

Contact

Global MobileTech, Inc.

Valerie Looi

509-723-1312

e-mail: valerie.looi@globalmobiletech.com